GSV Raises Additional Equity Through Convertible Preferred Stock Investment

    JERSEY CITY, N.J.--(BUSINESS WIRE)--March 2, 2001--

      Brooks Station Makes $400,000 Investment at $1.10 Per Share
      Above-Market Price Based on GSV's Investment Track Record

GSV, Inc. (NASDAQ:GSVIC), today announced that Brooks Station Holdings, a private investment corporation, has purchased $400,000 of a newly created class of GSV 12% convertible preferred stock. The stock is convertible into shares of GSV common stock at a conversion price of $1.10 per share, representing a significant premium over the common stock's closing price of $.31 on March 1st, 2000.

GSV will use this capital investment to continue to grow its portfolio of early stage Internet companies. Over the past year, the company has made substantial investments in Fasturn, Inc., Weema Technologies, Inc., Telephone.com, MeetChina.com and e-Commerce Solutions. GSV will focus in the near term on acquiring controlling interests in one or more businesses.

Jeffrey Tauber, Chairman of GSV, stated "This new investment demonstrates that GSV is on the right path and that its direction is recognized by sophisticated investors. We have streamlined our expenses, weathered the fall-out of internet incubators and learned a great deal. GSV is here for the long-run and this financing reaffirms our confidence in the company's strategy. Drawing upon the depth and business acumen of our new investment partners, we will actively partner to source and grow new opportunities. We intend if possible to acquire controlling interests in one or more businesses over the near term. No specific business has yet been identified."

Daniel Golan, of Brooks Station commented, "We are pleased to join the GSV team and work closely with management. We are confident that the company has the investment strategy and experience to find exciting opportunities that will produce solid returns and benefit GSV shareholders."

In connection with the purchase, Brooks Station has the right to nominate three directors for election to the Board, bringing the total number of Directors to seven. In addition, Brooks Station has acquired an option to purchase an additional $300,000 of the 12% convertible preferred stock on the same economic terms. Under the terms of the transaction, Mr. Tauber and his family have agreed to hold their stock for 6 months following the closing. About GSV, Inc.

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GSV, Inc. identifies and develops attractive early stage Internet companies. GSV will provide these companies, as needed, with management, marketing, financing (including early stage seed capital), human resources, accounting resources, use of its facilities and its extensive expertise in business development. GSV plans to seek to acquire a controlling interest in one or more businesses over the near term. The company's web site is located at www.gsv.com.

Safe Harbor

This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, the Company's limited operating history, anticipated losses, unpredictability of future revenues, potential fluctuation in quarterly operating results, seasonality, competition, risks associated with system development and operating risks, management of potential growth and risks of new business areas, and strategic alliances.

CONTACT: GSV, Inc., Jersey City
Director of Investor Relations
Jeff Tauber
(201) 395-0700
contact@gsv.com

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